EXHIBIT 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 1, 2007, with respect to the consolidated balance sheets of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

/s/ KPMG LLP

Princeton, New Jersey December 21, 2007